(Logo of Tree, Snow-Capped Mountain and Sun)

                         TAX-FREE TRUST OF OREGON
                               ANNUAL REPORT
            "CONSISTENCY IN PERFORMANCE - GETTING WHAT YOU PAID FOR"


                                                        November 24, 1995
Dear Investor:

  Whenever you acquire anything - a product, service, a mutual fund, or any number of things - you hope you get what you paid for.

  We want you to know that all those associated with management of Tax-Free Trust of Oregon have tried very hard to ensure that you DO get what you paid for with the Trust. Through this Annual Report, we will be reviewing the performance record of the Trust in support of this thesis over this past fiscal year as well as since the Trust's inception in mid-1986.

OVERALL OBJECTIVE

  It is very important, as an investor in any mutual fund, to read carefully the fund's stated investment objective and to match that investment objective with your own personal investment objective.

  It is also very important for you to appreciate thoroughly your own personal level of risk tolerance and risk aversion. Needless to say, there is a distinct difference between what a common stock equity fund offers you in terms of risk and reward compared with a municipal bond fund such as Tax-Free Trust of Oregon. This difference always has to be kept firmly in mind, particularly during changing securities market conditions.

  What the Trust has attempted to provide you, as an overall objective, is conscientious professional management FOR your investment and convenience WITH your investment, IN ADDITION TO seeking the investment objective of double tax-free income and a high level of capital preservation.

PROFESSIONAL MANAGEMENT

  While an investor in a mutual fund may consider professional management as a given and a simple matter of fact, we believe it is important to emphasize the value for you of that professional management as far as Tax-Free Trust of Oregon is concerned. Basically, what it all gets down to is someone - in this case a whole management team - "minding the store" for you with your investment.

  This means providing all the necessary services from various support organizations to relieve you of the burdens you would have if you tried to do all those things yourself.

  More specifically, it means picking the best possible municipal securities to meet the Trust's objective and overseeing those securities on a continuous basis, watching out for changing credit situations, monitoring "calls" and maturities of the various bonds, collecting interest income payments when due and paying you dividends every month from this income, creating various useful features, providing you with statements of your account every month, and safeguarding the various securities holdings. It means, in general, doing all those various things that you would have to do yourself, if you invested directly and had the time, information, skill, and knowledge necessary to do it yourself. And, it means doing all these in an operationally and cost-effective manner.

  We believe that, through the Trust's experienced professional management, this has been achieved for you and all shareholders in a desirable manner since the Trust's inception in mid-1986.

CONVENIENCE

  Hand-in-hand with what we have attempted to give you with professional management has been convenience. With the Trust, you have had the convenience of having the ability to invest as little as $1,000 as your initial investment and having no minimum amount with subsequent investments. By contract, normally, direct purchase of municipal securities requires investments of at least $5,000, and more often, $25,000 amounts.

  With the Trust, you have the opportunity to make investments by electronic deduction from your bank account or by check, at your discretion. Further, through "expedited redemption" you can get money from your account, if you need it, in as quickly as one day after notification to the Trust.

  And, of course, there are all sorts of other features provided to you by the Trust which wouldn't be available with direct investing in municipal securities.

  The Trust has continuously strived to give you consistency in convenience with your investment.

INVESTMENT CHARACTERISTICS

  Of course, the "proof of the pudding" with any mutual fund is certainly whether it meets its stated investment objective for your benefit.

  Tax-Free Trust of Oregon has consistently attempted to provide you with three specific goals in its investment performance:

  *a relatively high level of double tax-free income, *strong preservation of your invested capital, and *a high level of share price stability.

  A collective investment strategy has been utilized by management to achieve these goals. This has involved quality, maturity, and diversification.

  It takes a blend and balance of all three of these elements - quality, maturity, and diversification - to provide you with the kind of investment performance that we seek for you. We believe the Trust has effectively accomplished its investment performance goals for you. Let us illustrate this point.

QUALITY

  The best way to achieve preservation of capital is to place emphasis upon quality. This has been what the Investment Adviser, Qualivest Capital Management, has done since the Trust's inception. And, as time has gone on since mid-1986 when the

(Graphic of Pie Chart for: Portfolio Distribution by Quality by credit Rating)

Pie Chart Data:
AAA: 43.6%
AA: 47.9%
A: 7.2%
Below A & Not Rated*: 1.3%


           *Any security not rated must be determined by the Investment Adviser to have sufficient quality to be ranked in the top four credit ratings if a credit rating were to be assigned
                          by a rating service.

Trust commenced operations, there has been a gradual and continuous upgrading of quality with the Trust's investment portfolio.

  We are proud to report to you that at the Annual Report date of September 30, 1995. Tax-Free Trust of Oregon had 98.7% of its investments in the TOP THREE credit ratings - AAA, AA, AND A - from among the nine separate credit ratings assignable to municipal securities by the major, nationally renown rating services, Standard & Poor's and Moody's Investor Services. Furthermore, within the Trust's investment portfolio, 91.5% of the Trust's assets were in the top two credit ratings - AAA and AA. The accompanying chart illustrates this portfolio quality composition. This represents an EXCEPTIONALLY HIGH LEVEL of credit safety in achieving preservation of capital.

  You should be aware that a key factor with credit ratings is quantifying the level and consistency of cash flow to cover interest payments and principal repayments in a timely manner when due. Credit rating services spend a considerable amount of time and effort analyzing all aspects of the operations of the issuers of municipal securities in the process of determining the specific credit rating to be assigned to individual issues. In general, the higher the credit rating, the higher the level of protection there is for investors.

  Thus, the quality configuration of the investment portfolio of Tax-Free Trust of Oregon translates to a very high level of capital preservation for shareholders in the Trust.

MATURITY

  Another key factor in achieving the desired level of double tax-free income, capital preservation, and share stability is the maturity composition of the Trust's investment portfolio and its overall average maturity.

  As we have previously pointed out to you, shorter-term maturities with municipal securities produce a high level of price stability, but possess a lesser yield level than longer maturity securities. And, while the yield level produced by long maturity securities tends to be higher than that of short maturities, price fluctuation of these securities is accentuated, due to the uncertainties and risks that can occur over the longer time frame.

(Graphic of Pie Chart for: Portfolio Distribution by Maturity in Years)

Pie Chart Data:
Over 20: 10.8%
16-20: 38.5%
11-15: 35.4%
6-10: 14.2%
0-5: 1.1%

  The Investment Adviser of the Trust has intentionally created a blend of maturities which attempts to mitigate against excessive price fluctuations, yet still produces an acceptable level of income return.

  The maturity composition of the Trust's investment portfolio is illustrated in the accompanying chart. You will note that emphasis has been placed upon the intermediate maturity range. This has produced an average maturity for the Trust of 15.2 years.
                                   3

(Graphic of Pie Chart for Portfolio Distribution by Project)

Pie Chart Data:

Hospitals: 5.7%
Housing: 5.1%
Education: 32.8%
Convention Center: 1.5%
Airports: 2.5%
Veterans Welfare: 6.5%
Transportation: 6.4%
Utilites: 7.6%
Water & Sewer: 10.3%
General Obligations: 10.0%
Other: 11.6%

DIVERSIFICATION

  Over the years, we have tried to ensure that the investments made by the Trust are well diversified. This helps you and other shareholders by assisting in share price stability. It also helps the State of Oregon and its various communities and municipal projects.

  A key desire of the Trust is to help finance the municipal facilities and projects that lead to an improved quality of life for Oregonians and enhanced economic development within the State.

  You will note from the accompanying chart the kind of diversification engaged in by the Trust. At September 30, 1995, the Trust's investment portfolio was comprised of 195 separate security issues. No one issue represents more than 2.5% of the total investment portfolio. All kinds of vital public purpose projects are being financed through the Trust all over the entire State.

  Through our diversification program, we have tried to ensure that Tax-Free Trust of Oregon is truly an investment that both you and Oregon can count on.

INVESTMENT PERFORMANCE

  Combining the various investment techniques employed by the Trust, as indicated above, the results achieved are as follows:

YIELD

  The accompanying bar chart shows the level of double tax-free income distributed to shareholders over the period of the past fiscal year from October 31, 1994 through September 30, 1995, as compared to the level of taxable income one would have had to earn to equate to such tax-free income over that same period for those persons within the various Federal income tax brackets.

  What this chart shows is that if you were in the 28% Federal income tax bracket, you would have had to earn a taxable return of 7.87% in order to equal the double tax-free return of 5.16% distributed by the Trust. The level of taxable return needed to match the Trust's return rises for persons in the higher Federal income tax brackets, as you will note from the chart.

  The important point to recognize here is that one could not earn these levels of taxable return within the market conditions that existed over this past fiscal year without a lesser quality investment than that provided by the Trust.
                                   4

(Graphic of Bar Chart for Tax Free Trust of Oregons's Double-Tax Free Distribution Rate* As Compared to the Taxable Equivalent Rate An Investor Would Have to Earn at Various Brackets)



Tax Bracket      Taxable Equivalent Rate  Double Tax-Free Equivalent Rate
    28%                  7.87%                          5.16%
    31%                  8.33%                          5.16%
    36%                  9.01%                          5.16%
    39.6%                9.58%                          5.16%


CAPITAL PRESERVATION

  Thus, the risks for investors with such taxable investments in fixed income securities would be greater and the opportunity for capital preservation would be lower, as compared the with investment portfolio characteristics of the Trust. Remember, 98.7% of the Trust's investments are in the top three credit ratings - AAA, AA, AND A, - making capital preservation prospects very high.

SHARE PRICE STABILITY

  The other important goal the Trust has strived to achieve for you is share price stability.

  The bar chart below illustrates the price of the Trust's shares at the end of each six month period since the Trust commenced operations on June 16, 1986.

(Graphic of Bar Chart for Share Net Asset Value)

In Dollars:
    6/16/1986     $ 9.60
    9/30/1986     $ 9.82
    3/31/1987     $10.12
    9/30/1987     $ 9.11
    3/31/1988     $ 9.56
    9/30/1988     $ 9.67
    3/31/1989     $ 9.61
    9/30/1989     $ 9.76
    3/31/1990     $ 9.76
    9/30/1990     $ 9.67
    3/31/1991     $ 9.93
    9/30/1991     $10.15
    3/31/1992     $10.19
    9/30/1992     $10.48
    3/31/1993     $10.70
    9/30/1993     $10.95
    3/31/1994     $10.35
    9/30/1994     $10.20
    3/30/1995     $10.37
    9/30/1995     $10.55
                                    5

  As you will note, there have been some price fluctuations over this period. However, as you will further note, the share price throughout the period has been centered around the $10.00 level, with movements above and below this level being relatively moderate.

  At September 30, 1995, the Trust's share price was $10.55. This compares with a price of $10.20 on September 30, 1994, and $10.37 on March 31, 1995.

  It is important for us to point out that Tax-Free Trust of Oregon is not being managed as a total return type of investment. Such an approach is more suitable to equity-type investments. We do NOT, however, believe this to be a prudent investment approach for the Trust's investors, since we do not control the level of interest rates in our country and municipal securities are generally not considered capital apprecitation investments. Interest rate changes and levels are governed by the Federal Reserve Board. We can moderate against swings in rates and share price - and we do so - by active portfolio management by the Investment Adviser. However, we can not dampen completely interest rate movements, which can change the Trust's share price down as well as up, as we witnessed in 1993 and 1994.

  As we have mentioned before, as interests rates rise, the price of fixed income securities (of the type in which the Trust invests) decline. And, as interest rates decline, the price rises.

  The Trust uses the combination of quality, maturity, and diversification to offset extensive and excessive volatility in the Trust's share price and to assist in providing a relatively high level of share price stability.

  You should appreciate that municipal securities are used to finance long life projects such as roads, airports, harbors, hospitals, schools, and other vital public purpose facilities. Thus, Tax-Free Trust of Oregon should be viewed as a long-term type investment. Over such time frame, we believe that the record of the Trust illustrates the kind of strong share price stability in which you can take considerable comfort.

SUMMARY

  Over this past fiscal year, as well as since the inception of Tax-Free Trust of Oregon, considerable effort has been expended to provide you with an investment which has CONSISTENCY IN PERFORMANCE. WE WANT YOU TO GET WHAT YOU PAID FOR. We believe we have achieved a relatively high level of success in providing this to you.

OUR APPRECIATION

  We very much value you as a shareholder and appreciate the confidence you have placed in Tax-Free Trust of Oregon through your investment.

  We pledge to you consistent effort on our part to merit your continued trust.


                                           Sincerely,


                                           /s/ Lacy B. Herrmann
                                           Lacy B. Herrmann
                                           President and Chairman
                                            of the Board of Trustees

MANAGEMENT DISCUSSION OF TRUST PERFORMANCE

   The graph below illustrates the value of an initial $10,000 investment in Tax-Free Trust of Oregon at inception of the Trust in June, 1986 and subsequently through the Trust's latest fiscal year end, September 30, 1995, as compared with a hypothetical similar size investment in the Lehman Brothers Municipal Bond Index (the "Index") of municipal securities over that same period. The total return of the Trust is shown after deduction of the maximum sales charge of 4% at the time of initial investment, and also reflects deduction of the Trusts annual operating expenses and reinvestment of monthly dividends and capital gains distributions without sales charge. On the other hand, the Index does not reflect any sales charge nor operating expenses but does reflect reinvestment of coupons.

   It should also be specifically noted that the Index is nationally oriented and consisted, over the period covered by the graph, of an unmanaged mix of between 8,000 to 26,000 investment-grade long-term municipal securities of issuers throughout the United States. However, the Trusts investment portfolio consisted of a significantly lesser number of investment-grade tax-free municipal obligations, principally of Oregon issuers, over the same period. The maturities, market prices, and behavior of the individual securities in the Trusts investment portfolio can be affected by local and regional factors which might well result in variances from the market action of the securities in the Index.

   Consequently, much of the difference in performance of the Index versus the Trust can be attributed to the lack of application of annual operating expenses and initial sales charge to the Index. Additionally, a portion of the difference in performance can be attributed to the different characteristics in the single-state market of the securities in the Trusts portfolio as compared with the national orientation of the securities in the Index.

   Since its inception, the Trust has been managed to provide as stable a share value as possible consistent with producing a competitive income return to shareholders. It has not been managed for maximum total return, since one of the aims of management in structuring the portfolio of the Trust is to reduce fluctuations in the price of the Trusts shares resulting from changes in interest rates.

   As can be observed, however, the pattern of the Trusts results and that of the Index over the period since inception of the Trust track quite similarly, even though they are not entirely comparable in character.

(Graphic of Performance Comparison Chart)

                              PERFORMANCE COMPARISON

Period Ending  Lehman Index  Fund Before Sales Charge  Fund After Sales Charge
   6/86         $10000               $0                          $ 9600
   9/86         $10538               $0                          $ 9990
   9/87         $10592               $0                          $ 9931
   9/88         $11966               $0                          $11288
   9/89         $13082               $0                          $12178
   9/90         $13971               $0                          $12852
   9/91         $15813               $0                          $14386
   9/92         $17467               $0                          $15740
   9/93         $19692               $0                          $17446
   9/94         $19103               $0                          $17136
   9/95         $21241               $0                          $18767

                    Trust's Average annual total return

For the Period Ended September 30, 1995   1 Year    5 Years  Life of Trust
                                                             Since 6/16/86

Including Sales Charge and Expenses        5.09%     6.96%     7.01%

   September 30, 1995, ended the ninth fiscal year of the Trust and one of its most rewarding. During the 12-month period, we saw interest rates peak in November 1994 and then start downward. For the calendar year 1994, the Trust continued to show excellent performance by resisting share value erosion while interest rates were rising and then appreciating as interest rates started to decline.

   For most of 1995, municipal bond funds nationwide, including the Tax-Free Trust of Oregon, have had only a limited amount of net new money inflow or the flow was negative. Among the reasons for this were the following:
   1. Dynamic performance of equities during 1995.
   2. Concerns over possible Federal tax reform.
   3. Reaction of investors to the gyrations in interest rates and bond prices during 1993 and 1994.

   As a result, the emphasis in managing the Trust has been on upgrading the assets and reorienting the present holdings to be responsive to the changed economic picture. For the fiscal year ended September 30, 1995, the Trust had a total return of 9.5 percent, after subtracting annual expenses, but before sales charges.

   The economic climate in the country has been quite positive for the first nine months of this year. Corporate America is showing a modest but steady growth of profitability. At the same time, the rate of inflation is being kept well under control. Economic growth is coming in at around 4 percent, and inflation is in the process of declining below 3 percent. Interest rates, as judged by the 30-year Treasury bond, are at their lowest level for some time. With the possibility that Congress will be working toward a balanced budget as it attempts to reduce spending, the prospect for lower interest rates and lower levels of inflation remain promising. As a result, we believe the outlook appears favorable for municipal bonds.

KPMG Peat Marwick LLP
Certified Public Accountantsd
INDEPENDENT AUDITORS REPORT

To the Board of Trustees and Shareholders of Tax-Free Trust of Oregon:

  We have audited the accompanying statement of assets and liabilities of Tax-Free Trust of Oregon, including the statement of investments, as of September 30, 1995, the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Trusts management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of September 30, 1995, by correspondence with the custodian and a broker. An audit also includes assessing the accounting principles used, and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Tax-Free Trust of Oregon as of September 30, 1995, the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

New York, New York
October 25, 1995


                            TAX-FREE TRUST OF OREGON
                            STATEMENT OF INVESTMENTS
                              SEPTEMBER 30, 1995


                                                                   RATING
FACE                                                               MOODYS/
AMOUNT        STATE OF OREGON GENERAL OBLIGATION BONDS (51.8%)     S&P            VALUE

              City of Albany (MBIA Corporation Insured) General
              Obligation Bonds,
$  150,000    6.400%, 11/01/1999                                   Aaa/AAA       $   150,375
   460,000    6.500%, 11/01/2000                                   Aaa/AAA           461,150
 2,195,000    6.625%, 11/01/2009                                   Aaa/AAA         2,197,744
              Port of Astoria (MBIA Corporation Insured)
              General Obligation Bonds,
   410,000    6.200%, 02/01/2004                                   Aaa/AAA           428,962
 1,250,000    6.600%, 09/01/2011                                   Aaa/AAA         1,310,937
              City of Beaverton General Obligation Bonds,
   910,000    5.950%, 04/01/2003                                   Aa/AA-            971,425
   520,000    6.600%, 06/01/2003                                   Aa/AA-            550,550
   960,000    6.050%, 04/01/2004                                   Aa/AA-          1,024,800
   560,000    6.600%, 06/01/2004                                   Aa/AA-            592,900
 1,020,000    6.150%, 04/01/2005                                   Aa/AA-          1,088,850
   500,000    5.000%, 06/01/2005                                   Aa/AA-            498,750
 1,080,000    6.250%, 04/01/2006                                   Aa/AA-          1,150,200
              Clackamas County School District #115
              (AMBAC Indemnity Corporation Insured)
              General Obligation Bonds,
   600,000    5.600%, 06/01/2006                                   Aaa/AAA           626,250
   615,000    5.700%, 06/01/2007                                   Aaa/AAA           641,906
 1,000,000    6.150%, 06/01/2014                                   Aaa/AAA         1,042,500
              Clackamas and Washington County School
              District #3J General Obligation Bonds,
 2,000,000    5.850%, 08/01/2006                                   A1/AA-          2,120,000
 5,000,000    5.875%, 08/01/2009                                   A1/AA-          5,168,750
 1,150,000    5.875%, 10/01/2009                                   A1/AA-          1,197,437
              Clackamas, Multnomah and Washington
              County School District #7J General
              Obligation Bonds,
 1,000,000    7.100%, 06/15/2009                                   Aaa/NR          1,113,750
   250,000    7.100%, 06/15/2010                                   Aaa/NR            278,437
 1,500,000    5.700%, 06/15/2010                                   Aa/NR           1,524,375
              Columbia Gorge Community College
              District (Financial Security Assurance
              Insured) General Obligation Bond,
 1,200,000    5.400%, 06/01/2013                                   Aaa/AAA         1,170,000
              Columbia River Peoples Utility District
              (AMBAC Indemnity Corporation Insured)
              General Obligation Bond,
 2,150,000    7.250%, 05/01/2009                                   Aaa/AAA         2,184,937

                             TAX-FREE TRUST OF OREGON
                             STATEMENT OF INVESTMENTS

                                                                      RATING
  FACE                                                                MOODYS/
  AMOUNT       STATE OF OREGON GENERAL OBLIGATION BONDS (CONTINUED)   S&P         VALUE
               Deschutes and Jefferson County School District #2J
               (MBIA Corporation Insured) General Obligation Bond,
$ 3,700,000    5.600%, 06/01/2009                                     Aaa/AAA     $ 3,755,500
               Hood River County School District (AMBAC Indemnity
               Corporation Insured) General Obligation Bond,
  2,000,000    5.650%, 06/01/2008                                     Aaa/AAA       2,067,500
               Jackson County School District #549C (Financial
               Security Assurance Insured) General Obligation Bond,
  1,150,000    5.300%, 06/01/2008                                     Aaa/AAA       1,160,062
               Josephine County School District #7 (Grants Pass)
               (Financial Guaranty Insurance Corporation Insured)
               General Obligation Bond,
  2,700,000    5.700%, 06/01/2013                                      Aaa/AAA       2,700,000
               Jefferson County School District #509J (Financial
               Security Assurance Insured) General Obligation Bond,
  1,750,000    5.500%, 06/15/2013                                      Aaa/AAA       1,739,062
               Lane County School District #4 General Obligation Bond,
  2,000,000    5.375%, 07/01/2009                                      Aa/NR         2,000,000
               Lane County School District #52 (Financial Guaranty
               Insurance Corporation Insured) General Obligation Bond,
    750,000    6.400%, 12/01/2009                                      Aaa/AAA         815,625
               Lincoln County Oregon School District (Financial
               Guaranty Insurance Corporation Insured) General
               Obligation Bond,
  1,245,000    5.250%, 06/15/2012                                      Aaa/AAA       1,198,312
               Lincoln County (MBIA Corporation Insured) General
               Obligation Bond,
  1,000,000    5.375%, 02/01/2010                                      Aaa/AAA       1,003,750
               Malheur County Jail Bonds (MBIA Corporation Insured)
               General Obligation Bond,
  1,345,000    6.300%, 12/01/2012                                      Aaa/AAA       1,434,106
               Marion and Clackamas County Union High School
               District #7J (Financial Security Assurance Insured)
               General Obligation Bond,
  1,340,000    6.000%, 06/01/2013                                      Aaa/AAA       1,386,900
               Metropolitan Service District Refunding (Oregon
               Convention Center) General Obligation Bond,
  4,320,000    6.250%, 01/01/2013                                      Aa/AA+        4,509,000


                             TAX-FREE TRUST OF OREGON
                             STATEMENT OF INVESTMENTS

                                                                     RATING
  FACE                                                               MOODYS/
 AMOUNT        STATE OF OREGON GENERAL OBLIGATION BONDS (CONTINUED)  S&P        VALUE
               Multnomah County General Obligation Bonds,
$ 1,245,000    5.100%, 10/01/2007                                    Aa1/NR     $ 1,251,225
  1,000,000    5.200%, 10/01/2008                                    Aa1/NR       1,005,000
               Multnomah County School District #1 General
               Obligation Bonds,
  3,225,000    6.500%, 12/15/2000                                    Aa/AA-     3,329,813
  1,180,000    6.600%, 12/15/2001                                    Aa/AA      1,218,350
  3,725,000    6.800%, 12/15/2004                                    Aa/AA-     3,846,063
               Multnomah County School District #1J General
               Obligation Bond,
  1,000,000    5.000%, 03/01/2007                                    Aa/AA-       987,500
               Multnomah County School District #4 General
               Obligation Bond,
  1,330,000    5.900%, 01/01/2005                                    A1/A+      1,419,775
               Multnomah County School District #40 Genera
               Obligation Bond,
  3,600,000    5.625%, 06/01/2012                                    NR/AA-     3,618,000
               Oak Lodge Water District (AMBAC Indemnity Corporation
               Insured) General Obligation Bonds,
    215,000    7.300%, 12/01/2005                                    Aaa/AAA      256,656
    215,000    7.300%, 12/01/2006                                    Aaa/AAA      255,581
    215,000    7.400%, 12/01/2007                                    Aaa/AAA      256,388
               State of Oregon General Obligation Bond,
  5,000,000    7.000%, 12/01/2011                                    Aa/AA-     5,450,000
               State of Oregon Alternate Energy Project General
               Obligation Bonds,
  1,530,000    4.900%, 01/01/2004                                    Aa/AA-     1,535,738
  1,000,000    6.400%, 01/01/2008                                    Aa/AA-     1,061,250
               State of Oregon Board of Higher Education General
               Obligation Bonds,
    900,000    6.200%, 10/15/2007                                    Aa/AA-      963,000
  3,195,000    6.400%, 10/01/2011                                    Aa/AA-      3,354,750
  2,000,000    6.250%, 10/15/2012                                    Aa/AA-      2,070,000
  2,150,000    6.500%, 10/01/2017                                    Aa/AA-      2,244,063
  2,890,000    6.000%, 10/15/2018                                    Aa/AA-      2,933,350
               State of Oregon Elderly Housing General Obligation
               Bond,
    725,000    6.250%, 08/01/2013                                    Aa/AA-      754,906


                             TAX-FREE TRUST OF OREGON
                             STATEMENT OF INVESTMENTS

                                                                     RATING
  FACE                                                               MOODYS/
AMOUNT        STATE OF OREGON GENERAL OBLIGATION BONDS (CONTINUED)   S&P          VALUE
              State of Oregon Veterans' Welfare General Obligation
              Bonds,
$  900,000    11.250%, 04/01/1998                                    Aa/AA-     $ 1,048,500
   875,000    7.500%, 03/01/2000                                     Aa/AA-         928,594
   505,000    9.000%, 04/01/2008                                     Aa/AA-         629,356
   700,000    9.200%, 10/01/2008                                     Aa/AA-         967,750
   565,000    8.000%, 11/01/2012                                     Aa/AA-         617,969
 7,150,000    6.875%, 12/01/2013                                     Aa/AA-       7,757,750
   500,000    6.875%, 12/01/2014                                     Aa/AA-         542,500
 1,000,000    7.000%, 12/01/2015                                     Aa/AA-       1,088,750
              Pacific Communities Hospital District (Financial
              Guaranty Insurance Corporation Insured) General
              Obligation Bonds,
   200,000    6.500%, 12/01/2003                                      Aaa/AAA        206,000
   380,000    6.500%, 12/01/2005                                      Aaa/AAA        391,400
              Polk County School District #2 (Financial Security
              Assurance Insured) General Obligation Bond,
 1,000,000    5.400%, 06/01/2012                                      Aaa/AAA        980,000
              Polk, Marion, and Benton County School District
              #13J (Financial Guaranty Insurance Corporation
              Insured) General Obligation Bond,
 1,000,000    5.500%, 12/01/2008                                      Aaa/AAA      1,023,750
              City of Portland General Obligation Bonds,
 1,625,000    4.500%, 11/01/2004                                      Aaa/NR      1,594,531
 1,480,000    5.100%, 10/01/2009                                      Aaa/NR      1,459,650
 2,000,000    7.125%, 10/01/2010                                      Aaa/NR      2,195,000
              City of Portland (Limited) General Obligation Bonds,
 2,500,000    5.250%, 06/01/2015                                      Aa/NR      2,359,375
              Portland Community College District General
              Obligation Bond,
 3,500,000    6.000%, 07/01/2012                                      A1/AA      3,574,375
              Port of Portland General Obligation Bond,
 1,000,000    4.500%, 03/01/2006                                      Aa/AA+       961,250
              City of Salem General Obligation Bond,
 1,000,000    5.875%, 01/01/2007                                      A1/A+      1,033,750
              City of Springfield Advanced Refunding Genera;
              Obligation Bond,
   275,000    8.600%, 06/01/2003                                      A/NR         283,594
              Tri-County Metropolitan Transportation District
              General Obligation Bond,
 6,100,000    6.000%, 07/01/2012                                      Aa/AA+      6,252,500



                             TAX-FREE TRUST OF OREGON
                             STATEMENT OF INVESTMENTS

                                                                      RATING
  FACE                                                                MOODYS/
AMOUNT         STATE OF OREGON GENERAL OBLIGATION BONDS (CONTINUED)   S&P        VALUE
               Tualatin Hills Park and Recreation District (MBIA
               Corporation Insured) General Obligation Bond,
$ 2,970,000    5.750%, 03/01/2012                                     Aaa/AAA    $ 3,014,550
               Umatilla County School District #8R (AMBAC Indemnity
               Corporation Insured) General Obligation Bond,
    700,000    6.100%, 12/01/2012                                     Aaa/AAA        733,250
               Wasco County School District #9 (AMBAC Indemnity
               Corporation Insured) General Obligation Bond,
    700,000    5.500%, 06/01/2008                                     Aaa/AAA        714,875
               Washington County General Obligation Bond,
  2,500,000    6.200%, 12/01/2007                                     Aa/AA        2,684,375
               Washington County, Oregon (Criminal Justice Facility)

               General Obligation Bond,
  2,110,000    6.000%, 12/01/2013                                     Aa/AA        2,175,938
               Washington County School District #88J (Financial
               Security Assurance Insured) General Obligation Bond,
  2,900,000    6.100%, 06/01/2012                                     Aaa/AAA      3,041,375
               Washington and Clackamas County School District
               #23J General Obligation Bonds,
  1,675,000    6.625%, 01/01/2005                                      A1/NR        1,815,281
  1,000,000    5.650%, 06/01/2015                                      A1/NR        1,008,750
    720,000    6.625%, 01/01/2008                                      A1/NR          780,300
  2,000,000    5.400%, 01/01/2010                                      A1/NR        2,012,500
               Washington & Multnomah County School District
               #48J General Obligation Bonds,
  1,175,000    5.500%, 06/01/2006                                      Aa/AA-       1,213,188
  1,440,000    4.500%, 09/01/2006                                      Aa/AA-       1,369,800
  1,130,000    5.600%, 06/01/2007                                      Aa/AA-       1,170,963
  1,000,000    6.150%, 06/01/2008                                      Aa/AA-       1,057,500
  1,415,000    5.700%, 06/01/2008                                      Aa/AA-       1,466,294
    525,000    6.300%, 09/01/2009                                      Aa/AA-         573,563
  1,440,000    6.000%, 06/01/2011                                      Aa/AA-       1,492,200
  2,010,000    6.500%, 09/01/2011                                      Aa/AA-       2,216,025
    250,000    5.750%, 09/01/2012                                      Aa/AA-         262,813
  4,000,000    5.000%, 09/01/2012                                                         Aa/AA-       3,775,000
               Washington & Yamhill County School District #58J (AMBAC
               Indemnity Corporation Insured) General Obligation Bonds,
     70,000    6.600%, 11/01/2004                                     Aaa/AAA         71,400
     80,000    6.600%, 11/01/2005                                     Aaa/AAA         81,400
     90,000    6.600%, 11/01/2006                                     Aaa/AAA         91,575
               Wolf Creek Highway Water District General Obligation
               Bond,
    505,000    6.900%, 12/01/2005                                     Aa/AA          546,663



                             TAX-FREE TRUST OF OREGON
                             STATEMENT OF INVESTMENTS

                                                                     RATING
  FACE                                                               MOODYS/
AMOUNT        STATE OF OREGON GENERAL OBLIGATION BONDS (CONTINUED)   S&P         VALUE
              Yamhill County School District #29J (Financial
              Security Assurance Insured) General Obligation Bonds,
$ 2,000,000   5.350%, 06/01/2006                                      Aaa/AAA     $ 2,020,000
    500,000   6.100%, 06/01/2011                                      Aaa/AAA         521,250
              Total State of Oregon General Obligation Bonds                      160,883,382
              STATE OF OREGON REVENUE BONDS (45.1%)
              Airport Revenue Bonds (2.5%)
              Port of Portland Airport (Financial Guaranty Insurance
              Corporation Insured) Revenue Bond,
    500,000   5.500%, 07/01/2006                                      Aaa/AAA         511,875
              Port of Portland Airport (MBIA Corporation Insured)
              Revenue Bonds,
    600,000   6.400%, 07/01/2003                                      Aaa/AAA         654,750
  3,530,000   6.750%, 07/01/2009                                      Aaa/AAA       3,847,700
  2,425,000   6.750%, 07/01/2015                                      Aaa/AAA       2,615,969
              Total Airport Revenue Bonds                                           7,630,294
  Certificate of Participation Revenue Bonds (7.6%)
              Multnomah County Certificate of Participation Health
              Facilities Lease Purchase Program Revenue Bond,
  1,000,000   5.200%, 07/01/2005                                       Aa/NR         1,023,750
              Multnomah County Certificate of Participation Juvenile
              Justice Center Revenue Bond,
  3,100,000   6.000%, 08/01/2012                                       Aa/A         3,173,625
              State of Oregon Certificate of Participation (AMBAC
              Indemnity Corporation Insured) Revenue Bond,
  3,100,000   7.500%, 09/01/2015                                      Aaa/AAA      3,568,875
              State of Oregon Certificate of Participation (MBIA
              Corporation Insured) Revenue Bonds,
  2,150,000   7.050%, 01/15/2006                                      Aaa/AAA      2,348,875
  1,250,000   5.700%, 01/15/2010                                      Aaa/AAA      1,262,500
  2,750,000   6.200%, 11/01/2012                                      Aaa/AAA      2,853,125
  1,150,000   7.200%, 01/15/2015                                      Aaa/AAA      1,293,750
  1,000,000   5.500%, 01/15/2015                                      Aaa/AAA        977,500
    550,000   5.500%, 01/15/2015                                      Aaa/AAA        537,625
    600,000   7.200%, 03/01/2015                                      Aaa/AAA        671,250
  1,000,000   5.800%, 03/01/2015                                      Aaa/AAA      1,007,500
  2,000,000   6.250%, 11/01/2019                                      Aaa/AAA      2,080,000
              City of Portland Certificate of Participation Revenue Bonds,
  1,100,000   7.250%, 04/01/2008                                      Aa/NR        1,201,750



                             TAX-FREE TRUST OF OREGON
                             STATEMENT OF INVESTMENTS

                                                                     RATING
 FACE                                                                MOODYS/
AMOUNT         STATE OF OREGON REVENUE BONDS (CONTINUED)             S&P         VALUE
               Washington County Educational Services,
               Certificates of Participation Revenue Bond,
$   645,000    5.625%, 06/01/2016                                    A1/NR       $   636,938
               Washington County Educational Services,
               Certificates of Participation (MBIA Corporation
               Insured) Revenue Bond,
    830,000    5.750%, 06/01/2025                                    Aaa/AAA         813,400
               Total Certificate of Participation Revenue Bonds                   23,450,463
               Hospital Revenue Bonds (5.3%)
               Clackamas Hospital Facilities Authority (Adventist
               Health System/West) (MBIA Corporation Insured)
               Revenue Bond,
  2,000,000    6.350%, 03/01/2009                                     Aaa/AAA       2,135,000
               Clackamas Hospital Facilites Authority (Kaiser
               Permanente) Revenue Bond,
  2,400,000    6.500%, 04/01/2011                                     Aa2/AA        2,517,000
               Clackamas Hospital Facilites Authority (Sisters
               of Providence Hospital) Revenue Bonds,
    500,000    6.375%, 10/01/2004                                     A1/AA-          540,000
               Douglas County Hospital Facilities Authority
               (Catholic Health) (MBIA Corporation Insured)
               Revenue Bond,
    535,000    5.600%, 11/15/2005                                     Aaa/AAA         557,068
               Medford Hosptial Facilities Authority (Rogue
               Valley Health Services) (MBIA Corporation Insured)
               Revenue Bonds,
    500,000    6.800%, 12/01/2011                                     Aaa/AAA         539,375
  1,685,000    6.750%, 12/01/2020                                     Aaa/AAA       1,802,950
               Portland Hospital Facilities Authority (Legacy
               Health Systems) (AMBAC Indemnity Corporation
               Insured) Revenue Bonds,
    900,000    6.500%, 05/01/2004                                     Aaa/AAA         986,625
  3,000,000    6.700%, 05/01/2021                                     Aaa/AAA       3,236,250
               Western Lane County Hospital Facilities
               Authority (Sisters of St. Joseph Hospital)
               (MBIA Corporation Insured) Revenue Bonds,
  1,000,000    5.625%, 08/01/2007                                     Aaa/AAA       1,041,250
  1,450,000    7.125%, 08/01/2017                                     Aaa/AAA       1,616,750
  1,500,000    5.750%, 08/01/2019                                     Aaa/AAA       1,479,375
               Total Hospital Revenue Bonds                                       16,451,643


                             TAX-FREE TRUST OF OREGON
                             STATEMENT OF INVESTMENTS

                                                                      RATING
  FACE                                                                MOODYS/
AMOUNT         STATE OF OREGON REVENUE BONDS (CONTINUED)              S&P         VALUE
               Housing, Educational, and Cultural Revenue Bonds
               (7.0%)
               State of Oregon Housing Finance Agency Revenue Bond,
$ 1,000,000    6.800%, 07/01/2013                                     A1/A+       $ 1,038,750
               State of Oregon Housing and Community Services
               Revenue Bonds,
1,075,000      4.900%, 07/01/2005                                     Aa/NR         1,050,812
1,205,000      5.100%, 07/01/2007                                     Aa/NR         1,174,875
500,000        5.100%, 07/01/2007                                     Aa/NR           483,750
1,670,000      5.200%, 07/01/2009                                     Aa/NR         1,607,375
955,000        6.750%, 07/01/2012                                     Aa/NR         1,014,687
500,000        6.700%, 07/01/2013                                     Aa/NR           523,750
500,000        6.350%, 07/01/2014                                     Aa/NR           513,125
1,145,000      6.800%, 07/01/2016                                     Aa/NR         1,203,681
1,980,000      6.750%, 07/01/2016                                     Aa/NR         2,066,625
3,500,000      6.875%, 07/01/2028                                     Aa/NR         3,675,000
               State of Oregon Housing, Educational and Cultural
               Facilities Authority (Lewis & Clark College) (MBIA
               Corporation Insured) Revenue Bond,
1,130,000      7.125%, 07/01/2020                                     Aaa/AAA       1,278,312
               State of Oregon Housing, Educational and Cultural
               Facilities Authority (OMSI) Revenue Bond,
800,000        5.900%, 10/01/2006                                     A1/NR           817,000
               State of Oregon Housing, Educational and Cultural
               Facilities Authority (Reed College) Revenue Bond,
2,145,000      6.750%, 07/01/2021                                     NR/A+         2,276,381
               City of Salem Educational Facilities (Willamette
               University) Revenue Bonds,
1,000,000      6.000%, 04/01/2010                                     A/NR          1,030,000
1,740,000      6.750%, 04/01/2011                                     A/NR          1,942,275
               Total Housing, Educational, and Cultural Revenue Bonds              21,696,398
               Transportation Revenue Bonds (2.8%)
               Port of Morrow Revenue Bond,
2,600,000      6.375%, 04/01/2008                                     Aaa/NR        2,856,750
               State of Oregon Department of Transportation (Light
               Rail) (MBIA Corporation Insured) Revenue Bond,
2,000,000      6.000%, 06/01/2005                                     Aaa/AAA       2,155,000
               Port of St. Helens Revenue Bond,
95,000         7.750%, 02/01/2006                                     Baa1/NR         104,738


                             TAX-FREE TRUST OF OREGON
                             STATEMENT OF INVESTMENTS

                                                                    RATING
  FACE                                                              MOODYS/
AMOUNT         STATE OF OREGON REVENUE BONDS (CONTINUED)            S&P          VALUE
               Tri-County Metropolitan Transportation District
               Revenue Bond,
$ 3,680,000    5.700%, 08/01/2013                                    A1/AA        $ 3,670,800
               Total Transportation Revenue Bonds                                   8,787,288
               Urban Renewal Revenue Bonds (.6%)
               Keiser Urban Renewal Agency Revenue Bond,
    950,000    5.400%, 07/01/2008                                    NR/A-            932,188
               City of Portland Urban Renewal Revenue Bond,
    300,000    9.000%, 12/01/2002                                    A/NR             308,625
               City of Wilsonville Urban Renewal Revenue Bond,
    500,000    5.850%, 06/01/2004                                    Baa1/NR          500,625
               Total Urban Renewal Revenue Bonds                                    1,741,438
               Utility Revenue Bonds (6.7%)
               Emerald Peoples Utility District (AMBAC Indemnity
               Corporation Insured) Revenue Bonds,
    700,000    6.700%, 11/01/2005                                     Aaa/AAA          777,875
    145,000    7.200%, 11/01/2006                                     Aaa/AAA          149,531
     35,000    7.200%, 11/01/2006                                     Aaa/AAA           36,225
  3,860,000    7.350%, 11/01/2013                                     Aaa/AAA        3,970,975
               Emerald Peoples Utility District Electic Systems (Capital
               Guaranty Insurance Company Insured) Revenue Bond,
  1,000,000    6.750%, 11/01/2016                                     Aaa/AAA        1,118,750
               City of Eugene Electric Utility Revenue Bonds,
    610,000    6.650%, 08/01/2009                                     A1/AA            648,888
    660,000    6.650%, 08/01/2010                                     A1/AA            697,950
  1,000,000    6.000%, 08/01/2011                                     A1/AA          1,023,750
    700,000    6.700%, 08/01/2011                                     A1/AA            738,500
    500,000    5.000%, 08/01/2017                                     A1/AA            451,875
  1,400,000    5.800%, 08/01/2019                                     A1/AA          1,391,250
               City of Eugene Trojan Nuclear Project Revenue Bond,
  3,865,000    5.900%, 09/01/2009                                     Aa/AA          3,865,000
               Marion County Solid Waste and Electric (AMBAC Indemnity
               Corporation Insured) Revenue Bonds,
  1,445,000    7.500%, 10/01/2004                                     Aaa/AAA        1,515,444
  4,335,000    7.700%, 10/01/2009                                     Aaa/AAA        4,568,006
               Total Utility Revenue Bonds                                          20,954,019

                             TAX-FREE TRUST OF OREGON
                             STATEMENT OF INVESTMENTS

                                                                     RATING
  FACE                                                               MOODYS/
AMOUNT         STATE OF OREGON REVENUE BONDS (CONTINUED)             S&P         VALUE
               Water and Sewer Revenue Bonds (9.6%)
               City of Canby Sewer (Capital Guaranty Insurance
               Corporation Insured) Revenue Bond,
$   500,000    6.250%, 12/01/2017                                    Aaa/AAA     $  516,250
               City of Eugene Water Revenue Bonds,
    780,000    6.550%, 08/01/2004                                    A1/AA-         806,325
    365,000    6.600%, 08/01/2005                                    A1/AA-         377,319
               City of Klamath Falls Water (Financial Security
               Assurance Insured) Revenue Bond,
  1,100,000    6.100%, 06/01/2014                                    Aaa/AAA      1,137,125
               City of Oregon City Sewer Revenue Bond,
    750,000    6.875%, 10/01/2019                                    NR/NR*         795,000
               City of Portland Sewer Revenue Bonds,
  2,400,000    4.900%, 03/01/2005                                    A1/A+        2,388,000
  3,150,000    5.100%, 03/01/2007                                    A1/A+        3,130,312
  1,500,000    6.050%, 06/01/2009                                    A1/A+        1,584,375
  2,000,000    7.125%, 03/01/2010                                    Aaa/AAA      2,135,000
               City of Portland Sewer (Financial Guaranty Insurance
               Corporation Insured) Revenue Bonds,
  2,725,000    6.000%, 10/01/2008                                    Aaa/AAA      2,895,313
    500,000    6.000%, 10/01/2012                                    Aaa/AAA        516,875
  2,855,000    6.250%, 06/01/2015                                    Aaa/AAA      3,012,025
               Washington County Unified Sewer Agency (AMBAC
               Indemnity Corporation Insured) Revenue Bonds,
  1,040,000    6.800%, 11/01/2004                                    Aaa/AAA      1,136,200
  2,120,000    5.900%, 10/01/2006                                    Aaa/AAA      2,249,850
  1,115,000    5.900%, 10/01/2006                                    Aaa/AAA      1,183,294
  2,500,000    6.125%, 10/01/2012                                    Aaa/AAA      2,593,750
    750,000    6.125%, 10/01/2012                                    Aaa/AAA        778,125
               Washington County Unified Sewer Agency Revenue Bond,
  2,195,000    7.000%, 11/01/2009                                    Aaa/AAA      2,414,500
               Total Water and Sewer Revenue Bonds                               29,649,638
               Other Revenue Bonds (3.0%)
               Baker County Pollution Control (Ash Grove Cement
               West Project) (Small Business Administration
               Insured) Revenue Bonds,
    355,000    6.200%, 07/01/2004                                     Aaa/NR         370,531
    380,000    6.300%, 07/01/2005                                     Aaa/NR         396,625

                             TAX-FREE TRUST OF OREGON
                             STATEMENT OF INVESTMENTS

                                                                     RATING
  FACE                                                               MOODYS/
AMOUNT         STATE OF OREGON REVENUE BONDS (CONTINUED)             S&P         VALUE
               State of Oregon Bond Bank Revenue Bonds,
$   500,000    6.800%, 01/01/2011                                    Aaa/NR     $    546,250
  1,000,000    6.700%, 01/01/2011                                    Aaa/NR        1,088,750
               Oregon Economic Development Commission
               (Consolidated Freightways) Revenue Bond,
  1,500,000    7.000%, 04/01/2004                                    Baa3/BBB-     1,507,500
               City of Portland Revenue Bonds,
  3,160,000    4.550%, 04/01/2003                                    Aa/NR         3,132,350
  2,465,000    4.650%, 04/01/2004                                    Aa/NR         2,443,431
               Total Other Revenue Bonds                                           9,485,437
               Total State of Oregon Revenue Bonds                               139,846,618
               Total State of Oregon                                             300,730,000
               Puerto Rico
               Puerto Rico Housing Finance Corporation (GNMA
               Collateralized) Revenue Bond,
    115,000    7.800%, 10/15/2021                                     Aaa/AAA         120,319
               Total Puerto Rico                                                      120,319
               Total Municipal Bonds -96.9% (Cost - $288,717,723**)               300,850,319
               Other assets in excess of liabilities -3.1%                          9,703,781
               Net Assets - 100%,                                               $ 310,554,100


                  (*) Any security not rated must be determined by the
                      Investment Adviser to have sufficient quality to be ranked in the top four credit ratings if a credit rating were to be assigned by a rating service.

                  (**)Aggregate cost for Federal tax purposes is $287,860,457.

                  See accompanying notes to financial statements.

                             TAX-FREE TRUST OF OREGON
                         STATEMENT OF ASSETS AND LIABILITIES
                                SEPTEMBER 30, 1995
ASSETS
Investments at value (cost - $288,717,723)                       $ 300,850,319
Cash                                                                 4,505,715
Interest receivable                                                  5,785,245
Receivable for securities sold                                       1,570,443
Receivable for Trust shares sold                                       146,527
Other assets                                                             6,471
  Total assets                                                     312,864,720

LIABILITIES
Payable for securities purchased                                     1,601,509
Payable for Trust shares redeemed                                      305,618
Dividends payable                                                      127,887
Distribution fees payable                                              116,669
Adviser and Administrator fees payable                                  98,074
Accrued expenses                                                        60,863
  Total liabilities                                                  2,310,620

NET ASSETS (equivalent to $10.55 per share on 29,423,007 shares
outstanding)                                                     $ 310,554,100


Net Assets consist of:
Capital Stock - Authorized an unlimited number of shares,
par value $0.01 per share                                           $ 294,230
Additional paid-in capital                                        297,947,864
Accumulated net realized gain on investments                          179,410
Net unrealized appreciation on investments                         12,132,596
                                                                $ 310,554,100



Net Asset Value, redemption price per share                           $ 10.55

Offering price per share (100/96 of $10.55 adjusted to nearest cent)  $ 10.99


             See accompanying notes to financial statements.


                           TAX-FREE TRUST OF OREGON
                           STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
Investment Income:

   Interest income                                                 $18,738,698

Expenses:

   Investment Adviser fees (note B)                  $729,908
   Administrator fees (note B)                        729,908
   Distribution fees (note B)                         230,886
   Transfer and shareholder servicing agent fees      192,754
   Legal fees                                          79,754
   Trustees fees and expenses (note G)                 69,415
   Shareholders reports and proxy statements           56,455
   Custodian fees (note F)                             55,156
   Audit and accounting fees                           27,971
   Registration fees and dues                          24,336
   Insurance                                           11,481
   Miscellaneous                                       38,343

                                                    2,246,367

   Expenses paid indirectly (note F)                  (49,858)
     Net expenses                                                    2,196,509

     Net investment income                                          16,542,189

Realized and unrealized gain on investments:

   Net realized gain from securities transactions       301,287
   Change in unrealized appreciation on investments  11,027,760

   Net realized and unrealized gain on investments                  11,329,047

   Net increase in net assets resulting from operations           $ 27,871,236


               See accompanying notes to financial statements.
                                       22

                            TAX-FREE TRUST OF OREGON
                      STATEMENTS OF CHANGES IN NET ASSETS

                                                Year Ended       Year Ended
                                                September 30,    September 30,
                                                1995             1994
OPERATIONS:
 Net investment income                          $ 16,542,189     $ 17,353,102
 Net realized gain from securities
    transactions                                     301,287          503,218
 Change in unrealized appreciation
    on investments                                11,027,760      (23,866,367)
 Net increase (decrease) in net
    assets resulting from operations              27,871,236       (6,010,047)

DISTRIBUTIONS TO SHAREHOLDERS (note E):
 Net investment income ($0.55 and
    $0.56 per share, respectively)               (16,257,162)     (17,353,102)
 Net realized gain from securities transactions
    ($0.04 and $0 per share, respectively)        (1,341,034)          -

 Total distributions                                                                     (17,598,196)     (17,353,102)
    Net increase (decrease) from
      investment activities                       10,273,040      (23,363,149)

TRUST SHARE
TRANSACTIONS:
                                       SHARES

                            Year Ended    Year Ended
                            September     September
                            30, 1995      30, 1994
Shares sold                 2,396,282     4,052,169      24,616,407   43,146,839
Shares issued through
  reinvestacment of
  dividends                   978,995       927,419      10,024,851    9,791,610
Shares redeemed           (4,963,693)   (4,204,670)    (50,676,823)  44,276,445)
Increase (decrease) in
  shares and net assets
  derived from Trust
  share transactions      (1,588,416)       774,918    (16,035,565)   8,662,004

Net decrease in net
  assets                                                (5,762,525) (14,701,145)

NET ASSETS:
 Beginning of year                                      316,316,625  331,017,770
 End of year                                          $ 310,554,100 $316,316,625


                 See accompanying notes to financial statements.

                            TAX-FREE TRUST OF OREGON
                         NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Tax-Free Trust of Oregon (the "Trust") is a separate portfolio of The Cascades Trust. The Cascades Trust (the "Business Trust") is an open-end investment company, which was organized on October 17, 1985, as a Massachusetts business trust and is authorized to issue an unlimited number of shares. The Trust is a non-diversified portfolio which commenced operations on June 16, 1986.

  The following is a summary of significant accounting policies followed by the Trust in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles for investment companies.

(1) Portfolio valuation: Municipal securities which have remaining maturities of more than 60 days are valued each business day based upon information provided by a nationally prominent independent pricing service and periodically verified through other pricing services; in the case of securities for which market quotations are readily available, securities are valued at the mean of bid and asked quotations and, in the case of other securities, at fair value determined under procedures established by and under the general supervision of the Board of Trustees. Securities which mature in 60 days or less are valued at amortized cost if their term to maturity at purchase was 60 days or less, or by amortizing their unrealized appreciation or depreciation on the 61st day prior to maturity, if their term to maturity at purchase exceeded 60 days.

(2) Securities transactions and related investment income: Securities transactions are recorded on the trade date. Realized gains and losses from securities transactions are reported on the identified cost basis. Interest income is recorded daily on the accrual basis and is adjusted for amortization of premiums and accretion of discounts of securities purchased at other than par with less than 60 days to maturity.

(3) Federal income taxes: It is the policy of the Trust to qualify as a regulated investment company by complying with the provisions of the Internal Revenue Code applicable to certain investment companies. The Trust intends to make distributions of income and securities profits sufficient to relieve it from all, or substantially all, Federal income and excise taxes.

NOTE B - MANAGEMENT ARRANGEMENTS AND FEES AND OTHER TRANSACTIONS WITH
AFFILIATES:

  Management affairs of the Trust are conducted through two separate management arrangements.

  Qualivest Capital Management, Inc. (the "Adviser") became Investment Adviser to the Trust in June, 1986. In this role, under an Investment Advisory Agreement, the Adviser supervises the Trusts investments and provides various services to the Trust, including maintenance of the Trusts accounting books and records, for which it is entitled to receive a fee which is payable monthly and computed at the annual rate of 0.20% of the Trusts average daily net assets. Prior to the increase in the service fee payment on July 1, 1995, as described below, the fee was at the annual rate of 0.25%.

   The Trust also has an Administration Agreement with its founder and sponsor, Aquila Management Corporation (the "Administrator"). Under this Agreement, the Administrator provides all administrative services, other than those relating to the management of the Trusts investments. This includes providing the office of the Trust and all related services as well as overseeing the activities of all the various support organizations to the Trust such as the shareholder servicing agent, custodian, legal counsel, auditors and distributor. For its services, the Administrator is entitled to receive a fee which is payable monthly and computed at the annual rate of 0.20% of the Trusts average daily net assets. Prior to

                            TAX-FREE TRUST OF OREGON
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

the increase in the service fee payment on July 1, 1995, as described below, the fee was at the annual rate of 0.25%.

  Specific details as to the nature and extent of the services provided by the Adviser and the Administrator are more fully defined in the Trusts Prospectus and Statement of Additional Information.

  The Adviser and the Administrator each agrees that the above fees shall be reduced, but not below zero, by an amount equal to its pro-rata portion (determined on the basis of the respective fees computed as described above) of the amount, if any, by which the total expenses of the Trust in any fiscal year, exclusive of taxes, interest and brokerage fees, shall exceed the lesser of (i) 2.5% of the first $30 million of average annual net assets of the Trust plus 2% of the next $70 million of such assets and 1.5% of its average annual net assets in excess of $100 million, or (ii) 25% of the Trusts total annual investment income. The payment of the above fees at the end of any month will be reduced or postponed so that at no time will there be any accrued but unpaid liability under this expense limitation. No such reduction in fees was required during the year ended September 30, 1995.

  For the year ended September 30, 1995, the Trust incurred fees under the Advisory Agreement and Administration Agreement of $729,908 and $729,908, respectively.

  Under a Distribution Agreement, Aquila Distributors, Inc. (the "Distributor") serves as the exclusive distributor of the Trusts shares. Through agreements between the Distributor and various broker-dealer firms (dealers), the Trusts shares are sold primarily through the facilities of these dealers having offices within Oregon, with the bulk of sales commissions inuring to such dealers. However, for the year ended September
30, 1995, the Distributor received sales commissions in the amount of $85,550.

  Effective June 1, 1994 the Trust adopted a Distribution Plan (the "Plan") pursuant to Rule 12bb1 (the Rule) under the Investment Company Act of 1940. The Plan authorizes the Trust to make service fee payments to broker-dealers or others selected by the Distributor, including, but not limited to, any principal underwriter of the Trust, with which the Distributor has entered into written agreements contemplated by the Rule and which have rendered assistance in the distribution and/or retention of the Trusts shares or servicing of shareholder accounts. On July 1, 1994, the Trust commenced payment of this service fee, which until July 1, 1995, was paid at the annual rate of 0.05% of the Trusts average net assets. On July 1, 1995, as approved by shareholders on May 1, 1995, this fee was increased to 0.15% of the Trusts average net assets with a simultaneous reduction in the annual rate of each of the Advisory fee and the Administration fee from 0.25% to 0.20%. Accordingly, these fee reductions offset the increase in the rate of the service fee and resulted in no increase in overall expenses of the Trust. During the year ended September 30, 1995, service fees amounted to $230,886, of which the Distributor received $4,260. Specific details about the Plan are more fully defined in the Trusts Prospectus and Statement of Additional Information.

NOTE C - PURCHASES AND SALES OF SECURITIES:

  During the year ended September 30, 1995, purchases of securities and proceeds from the sales of securities aggregated $38,148,973 and $60,229,780, respectively.

  At September 30, 1995, aggregate gross unrealized appreciation for all securities in which there is an excess of market value over tax cost amounted to $13,441,794 and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over market value amounted to $451,932 for a net unrealized appreciation of $12,989,862.

                             TAX-FREE TRUST OF OREGON
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE D - PORTFOLIO ORIENTATION:

  Since the Trust invests principally and may invest entirely in double tax-free municipal obligations of issuers within Oregon, it is subject to possible risks associated with economic, political, or legal developments or industrial or regional matters specifically affecting Oregon and whatever effects these may have upon Oregon issuers ability to meet their obligations. One such development, Measure 5, a 1990 amendment to the Oregon Constitution, limits the taxing and spending authority of certain Oregon governmental entities. Although it may have an adverse effect on the general financial condition of these entities and may impair the ability of certain Oregon issuers to pay interest and principal on their obligations, experience over the history of the amendment would indicate a low probability of this happening.

NOTE E - DISTRIBUTIONS:

  The Trust declares dividends daily from net investment income and makes payments monthly in additional shares at the net asset value per share or in cash, at the shareholders option. Net realized capital gains, if any, are distributed annually.

  The Trust intends to maintain, to the maximum extent possible, the tax-exempt status of interest payments received from portfolio municipal securities in order to allow dividends paid to shareholders from net investment income to be exempt from regular Federal and State of Oregon income taxes. However, due to differences between financial reporting and Federal income tax reporting requirements, distributions made by the Trust may not be the same as the Trusts net investment income, and/or net realized securities gains. Further, a small portion of the dividends may, under some circumstances, be subject to ordinary income taxes. Also, annual capital gains distributions, if any, are taxable.

NOTE F - CUSTODIAN FEES:

   The Trust has negotiated an expense offset arrangement with its custodian wherein it receives credit toward the reduction of custodian fees whenever there are uninvested cash balances. During the year ended September 30, 1995, the Trusts custodian fees amounted to $55,156, of which $49,858 was offset by such credits. The Trust could have invested its cash balances in an income-producing asset if it had not agreed to a reduction in fees under the expense offset arrangement with the custodian.

NOTE G - TRUSTEES FEES AND EXPENSES:

   During the fiscal year from October 1, 1994 through September 30, 1995, there were eight Trustees. Trustees fees paid during the year were at the annual rate of $5,000 for carrying out their responsibilities and attendance at regularly scheduled Board Meetings. If additional or special meetings are scheduled for the Trust, separate meeting fees are paid for each such meeting to those Trustees in attendance. The Trust also reimburses Trustees for expenses such as travel, accommodations, and meals incurred in connection with attendance at regularly scheduled or special Board Meetings and at the Annual Meeting and outreach meetings of Shareholders. For the fiscal year ended September 30, 1995, such reimbursements averaged approximately $5,500 per Trustee. Two of the Trustees, who are affiliated with the Administrator, are not paid any Trustee fees.

                             TAX-FREE TRUST OF OREGON
                               FINANCIAL HIGHLIGHTS


For a share outstanding throughout each year

                                       Year ended September 30,

                                    1995    1994    1993     1992     1991

Net Asset Value, Beginning of Year  $10.20  $10.95   $10.48   $10.15   $9.67

Income from Investment Operations:
Net investment income                 0.55    0.56     0.58    0.65     0.62
  Net gain (loss) on securities
  (both realized and unrealized)      0.39   (0.75)    0.50    0.29     0.49

  Total from Investment Operations    0.94   (0.19)    1.08    0.94     1.11

Less Distributions:
Dividends from net investment income (0.55)  (0.56)  (0.58)   (0.61)   (0.63)
  Distributions from capital gains   (0.04)     -    (0.03)     -       -


  Total Distributions                (0.59)   (0.56)  (0.61)   (0.61)  (0.63)

Net Asset Value, End of Year         $10.55   $10.20   $10.95   $10.48  $10.15



Total Return (not reflecting sales
  load)                               9.52%   (1.77)%  10.64%    9.51%  11.83%

Ratios/Supplemental Data
  Net Assets, End of Year
     (in thousands)                 $310,554 $316,317 $331,018 $249,953 $189,734
  Ratio of Expenses to Average
     Net Assets                       0.71%     0.68%   0.66%    0.66%   0.71%
  Ratio of Net Investment Income
  to Average Net Assets               5.38%     5.28%   5.46%    5.87%   6.30%
Portfolio Turnover Rate                 13%       11%      8%      11%     21%

Net investment income per share and
the ratios of income and expenses
to average net assets before expense
offset in custodian fees for uninvested
cash balances would have been:
  Net Investment Income                  $0.55     $0.56   $0.58    $0.65  $0.62
  Ratio of Expenses to Average
    Net Assets                           0.73%     0.70%   0.68%    0.66%  0.73%
  Ratio of Net Investment Income to
    Average Net Assets                   5.37%     5.26%   5.44%    5.87%  6.28%


REPORT OF THE ANNUAL MEETING OF SHAREHOLDERS (UNAUDITED)

   The Annual Meeting of Shareholders of the Trust was held on May 1, 1995. At the meeting, the following matters were submitted to a shareholder vote* and approved by a vote of a majority of the Trusts outstanding voting securities:

   (1) the election of Lacy B. Herrmann, Vernon R. Alden, Warren C. Coloney, James A. Gardner, Diana P. Herrmann, Ann R. Leven, Raymond H. Lung, and Richard C. Ross as Trustees to hold office until the next annual meeting of the Trusts shareholders or until his or her successor is duly elected (each Trustee received at least 19,450,820 affirmative votes (98.11%); no more than 375,310 votes were withheld for any Trustee (1.89%)),

   (2) the ratification of the selection of KPMG Peat Marwick LLP as the Trusts independent auditors for the fiscal year ending September 30, 1995 (votes for: 18,855,683 (95.11%); votes against: 96,006 (0.48%); abstentions:
862,786 (4.35%)),

   (3) the approval of a new Amended and Restated Investment Advisory Agreement (votes for: 17,705,405 (89.30%); votes against: 264,365 (1.33%);
abstentions: 1,646,754 (8.31%)), and

   (4) the approval of an Amendment to the Trusts Distribution Plan to permit payments to be made from the assets of the Trust, which will not increase the expenses of the Trust (votes for: 17,725,826 (89.41%); votes against: 297,794 (1.50%); abstentions: 1,592,902 (8.03%)).

---------------------

* On the record date for this meeting, 30,060,142 shares of the Trust were outstanding and entitled to vote. The holders of 19,826,130 shares (65.95%) entitled to vote were present in person or by proxy at the meeting.

Federal Tax Status of Distributions (unaudited)

  This information is presented in order to comply with a requirement of the Internal Revenue Code AND NO CURRENT ACTION ON THE PART OF SHAREHOLDERS IS REQUIRED.

   For the fiscal year ended September 30, 1995, of the total amount of dividends paid by TaxbFree Trust of Oregon, 98.98% was exempt-interest dividends and the balance was ordinary dividend income

  The Fund hereby designates $16,091,233 as an exempt-interest dividend for its fiscal year ended September 30, 1995. The Fund also designates $1,341,034 as a capital gain dividend for Federal income tax purposes, for its fiscal year ended September 30, 1995 which is taxable as a long-term capital gain.

  Prior to January 31, 1996, shareholders will be mailed IRS Form 1099-DIV which will contain information on the status of distributions paid for the 199 5 CALENDAR YEAR.

(left Hand Column)

INVESTMENT ADVISER
  QUALIVEST CAPITAL MANAGEMENT, INC.
  A subsidiary of U.S. Bancorp and its subsidiary, United States National Bank of Oregon
  111 S.W. Fifth Avenue
  U.S. Bancorp Tower
  Portland, Oregon 97204

ADMINISTRATOR AND FOUNDER
  AQUILA MANAGEMENT CORPORATION
  380 Madison Avenue, Suite 2300
  New York, New York 10017

BOARD OF TRUSTEES
  Lacy B. Herrmann, Chairman
  Vernon R. Alden
  Warren C. Coloney
  James A. Gardner
  Diana P. Herrmann
  Ann R. Leven
  Raymond H. Lung
  Richard C. Ross

OFFICERS
  Lacy B. Herrmann, President
  W. Dennis Cheroutes, Senior Vice President
  Sally Wilson Church, Vice President
  Nancy Kayani, Vice President
  Rose F. Marotta, Chief Financial Officer
  Richard F. West, Treasurer
  Edward M.W. Hines, Secretary

DISTRIBUTOR
  AQUILA DISTRIBUTORS, INC.
  380 Madison Avenue, Suite 2300
  New York, New York 10017


TRANSFER AND SHAREHOLDER
SERVICING AGENT
  ADMINISTRATIVE DATA
  MANAGEMENT CORP.
  581 Main Street
  Woodbridge, New Jersey 07095-1198

CUSTODIAN
  BANK ONE TRUST COMPANY, N.A.
  100 East Broad Street
  Columbus, Ohio 43271

INDEPENDENT AUDITORS
  KPMG PEAT MARWICK LLP
  345 Park Avenue
  New York, New York 10154

Further information is contained in the Prospectus, which must precede or accompany this report.

(Right Hand Column)

ANNUAL
REPORT

SEPTEMBER 30, 1995


TAX-FREE TRUST OF
    OREGON


A tax-free income investment


(Logo of Tree, Snow-Capped Mountain and Sun)



(Logo of Eagle)

    One of the
AQUILAsm Group of Funds